                                  EXHIBIT 10.7

                          VOICE-TEL ENTERPRISES, INC.
                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made and entered into by and between VOICE-TEL ENTERPRISES, INC., a Delaware corporation (the "Company"), and WILLIAM E. WELSH (the "Employee").


                              BACKGROUND STATEMENT

     The Company provides interactive voice messaging services throughout the United States and several foreign countries. The Employee has substantial knowledge of the Company's business; the Company considers it to be in its best interest to have the benefit of the Employee's services as provided in this Agreement; and the Employee is willing to render such services to the Company in accordance with the provisions of this Agreement.

     THEREFORE, in consideration of and reliance upon the foregoing background statement and the representations and warranties contained in this Agreement, the Company and the Employee agree to the following provisions:


                                     TERMS

     SECTION 1. DUTIES. The Company hereby employs the Employee as President. The Employee will have the powers, duties and responsibilities from time to time assigned to him by the Company's Board of Directors or its Chief Executive Officer, including rendering services on behalf of Premiere Technologies, Inc. ("Premiere") or any of Premiere's other subsidiaries. During the term of his employment under this Agreement, the Employee will perform such duties and exercise such authority as are customarily performed and exercised by the president of a corporation, subject to the ultimate direction and control of the Board of Directors and Chief Executive Officer of the Company. The Employee will devote substantially all of his business time to faithfully and industriously perform his duties and promote the business and best interests of the Company. The Employee's duties hereunder are to be performed (subject to such travel as may be required in the conduct of his duties hereunder) at the Company's corporate offices, which are currently located in the Cleveland, Ohio metropolitan area; provided, however, in the event that the Company's Board of Directors determines that it is in the best interest of the Company that the Employee's duties hereunder be performed (subject to such travel as may be required in the conduct of his duties hereunder) at Premiere's corporate offices, which are currently located in the Atlanta, Georgia metropolitan area, then the Employee shall perform his duties hereunder (subject to such travel as may be required in the conduct of his duties hereunder) at Premiere's corporate offices; provided, that the employee shall not be required to relocate his
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personal residence to the Atlanta, Georgia metropolitan area.  Except as provided in the preceding sentence, the Employee's place of employment hereunder shall not be moved to a location outside of the Cleveland, Ohio metropolitan area or the Atlanta, Georgia metropolitan area without the Employee's consent.


SECTION 2.  COMPENSATION.

     SECTION 2.1. BASE SALARY. During the term of the Employee's employment under this Agreement, the Company will pay the Employee an annual base salary of $200,000.00, payable in accordance with the Company's standard payroll practices. At the beginning of each calendar year after 1997 during the term of this Agreement, the Employee shall receive an increase in his base salary equal to 5% of the previous year's base salary.

     SECTION 2.2. BONUS COMPENSATION. In addition to his base salary and subject to the limitations and exceptions set forth below, the Employee shall be entitled to earn an annual bonus based on the Company's "Adjusted Net Income Before Interest and Taxes." For the purposes of this Agreement, Adjusted Net Income Before Interest and Taxes means the net income of the Company, before interest expense and income taxes, determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and adjusted to exclude the following items: (i) gains or losses arising from any material extraordinary, non-recurring transactions; (ii) gains or losses arising from sales or dispositions of capital assets; and (iii) any expense resulting from the issuance or exercise of stock options or warrants; provided, however, in determining Adjusted Net Income Before Interest and Taxes, the amount of the Employee's bonus under this Section 2.2, plus any other bonuses payable to other employees of the Company that are based primarily upon the Company's revenues or net income (or any substantially similar measurement base), shall be deducted. In the event that the business and operations of Voice-Tel Network Limited Partnership ("VTE") are not acquired by the Company on the date hereof, then until such time as the Company acquires the business and operations of VTE, the Company's Adjusted Net Income Before Interest and Taxes shall be calculated as if the Company had acquired the business and operations of VTE as of the date hereof. For calendar year 1997, the bonus shall be earned if the cumulative Adjusted Net Income Before Interest and Taxes for the third and fourth quarters is equal to at least twenty-eight percent (28%) of the Company's total revenues for the third and fourth quarters of 1997, in which event the Employee shall earn a bonus equal to $50,000.00. For each calendar year thereafter during the term of this Agreement, the bonus shall be earned if (i) the Adjusted Net Income Before Interest and Taxes for such calendar year is equal to at least thirty percent (30%) of the Company's total revenues for such calendar year, and (ii) the total revenues for such calendar year are at least twenty-five percent (25%) greater than the Company's total revenues for the preceding calendar year, in which event the Employee shall earn a bonus equal to $50,000.00. In addition, if the Adjusted Net Income Before Interest and Taxes is equal to at least

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thirty-one percent (31%) of the Company's total revenues for a calendar year, the Employee shall earn a bonus equal to $10,000.00 for each full percentage point above thirty percent (30%), up to a total of $50,000.00 per calendar year. For purposes of this Section 2.2, revenues shall be determined under GAAP. The Employee's bonus for a calendar year described in this Section 2.2 will be due ninety (90) days after the end of such calendar year; provided, however, the Company may make advance payments of bonus compensation to the Employee based on the Company's good faith estimate of his bonus compensation for such calendar year. Each such payment shall constitute a non-interest bearing advance from the Company to the Employee until his bonus compensation for such calendar year is finally determined. In the event that the advance payments to the Employee during a calendar year exceed his bonus compensation for such calendar year, as finally determined, the Employee shall repay to the Company the amount of such excess, promptly upon receipt of written notice thereof from the Company. If the Employee's employment under this Agreement is terminated pursuant to Section 3 or 4.1 hereof, is terminated by the Company without "Cause" (as defined in Section 4.2 hereof), or if the Employee terminates his employment under this Agreement with "Adequate Justification" (as defined in Section 4.3 hereof), then the Employee will be entitled to a pro rata portion of the bonus compensation described in this Section 2.2 for the calendar year in which his employment is terminated (based on the number of days the Employee is employed by the Company during such calendar year). If the Employee's employment under this Agreement is terminated for any other reason, he shall not be entitled to any bonus compensation for the year of termination. Notwithstanding anything else contained in this Agreement, the Employee will be entitled to any other bonus compensation provided for by resolution of the Board of Directors of the Company.

     SECTION 2.3. EMPLOYEE BENEFITS. During the term of his employment under this Agreement, the Employee will be entitled to participate in all employee benefit programs, including pension and profit-sharing plans, and any medical, health, dental, disability and other insurance programs generally available to other officers of the Company.

     SECTION 2.4. SEVERANCE PAY. If the Company terminates the Employee's employment under this Agreement without Cause, then in addition to any other rights or remedies the Employee may have, the Employee will be entitled to receive severance pay equal to the Employee's base salary in effect at the date of termination, payable in accordance with the Company's standard payroll practices over the twelve (12) month period following the date of termination.

     SECTION 2.5. DISABILITY OF EMPLOYEE. If during the term of the Employee's employment under this Agreement, the Employee, in the opinion of a majority of the Board of Directors of the Company (excluding the Employee if he is a director), as confirmed by competent medical evidence, becomes physically or mentally unable to perform his duties hereunder ("Disabled"), then for the first six (6) months of his Disability the Employee will receive his full base salary and for the next six (6) months of his Disability he will receive one-half (1/2) of his base salary. (The Company may satisfy this obligation in whole or in part by payments to the Employee provided through disability insurance.) The


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Company will not, however, be obligated to pay any salary to the Employee under this Section beyond expiration of his term of employment hereunder. Nor will the Company be obligated to pay bonus compensation with respect to the period of Disability. Bonus compensation in this circumstance will be a pro rata portion of the bonus the Employee would have earned absent the period of Disability based upon the number of days during the fiscal year the Employee was not Disabled. When the Employee is again able to perform his duties he will be entitled to resume his full position and salary; provided, if the Employee's Disability endures for a continuous period of at least twelve (12) months, then the Company may terminate the Employee's employment under this Agreement after delivery of ten (10) days written notice. The Employee hereby agrees to submit himself for appropriate medical examination by a physician selected by the Company for the purposes of this Section 2.5.

     SECTION 2.6. DEATH OF EMPLOYEE. Within forty-five (45) days after the Employee's death during the term of this Agreement, the Company will pay to the Employee's estate, or his heirs, the amount of any accrued and unpaid base salary (determined as of the date of death). In addition, the Company will pay to the Employee's spouse (or if she is not alive, to his estate or heirs) a death benefit of $5,000.

     SECTION 2.7. REIMBURSEMENT OF EXPENDITURES. The Company will reimburse the Employee for all reasonable expenditures incurred by the Employee in the course of his employment in promoting the interests of the Company, including expenditures for (i) transportation, lodging and meals during overnight business trips, (ii) business meals and entertainment, (iii) supplies and business equipment, and (iv) long-distance telephone calls. Notwithstanding the foregoing, the Company will have no obligation to pay reimbursements under this
Section 2.8 unless the Employee submits timely reports of his expenditures to the Company in the manner prescribed by the Company.

     SECTION 2.8. VACATION. The Employee will be entitled to three (3) weeks paid vacation annually. Unused vacation time will accumulate and carryover to subsequent years. Any unused vacation time at the date of termination of the Employee's employment under this Agreement will be paid to the Employee, unless such employment is terminated by the Company with Cause or by the Employee without Adequate Justification, in which case no unused vacation time will be paid to the Employee.

SECTION 3. TERM OF EMPLOYMENT. Subject to Section 4 hereof, the Employee's initial term of employment under this Agreement will begin on April 30, 1997 and will expire on April 30, 2000. The initial term of employment will automatically renew for an additional one-year period upon the foregoing expiration, and thereafter upon the expiration of any renewal term provided by this Section 3, unless the Company or the Employee provides written notice to the other party at least ninety (90) days prior to the expiration date that such party does not want this Agreement to renew.

SECTION 4.  TERMINATION OF EMPLOYMENT.


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     SECTION 4.1.  AUTOMATIC TERMINATION.  The Employee's employment hereunder will terminate automatically upon the death of the Employee.

     SECTION 4.2. TERMINATION BY THE COMPANY. The Company may terminate the Employee's employment under this Agreement for Cause or for Disability as provided in Section 2.5 hereof. "Cause" shall consist of any of the following:
(i) the commission by the Employee of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Employee, which is intended to cause, causes or is reasonably likely to cause material harm to the Company, Premiere or any of Premiere's subsidiaries (including harm to the business reputation of the Company, Premiere or any of Premiere's subsidiaries); (ii) the indictment of the Employee for the commission or perpetration of any felony or any crime involving dishonesty, moral turpitude or fraud; (iii) the breach by the Employee of any material term or covenant of this Agreement that remains uncured ten (10) days following the expiration of the thirty (30) day period described in the next sentence; or (iv) the failure of the Employee to devote substantially all of his business time to the Company's business and affairs as provided in Section 1 hereof. Termination for Cause will not be effective unless the Company delivers to the Employee thirty (30) days advance written notice setting forth in reasonable detail the allegations of Cause, and the Employee does not convince the Board of Directors of Premiere within such 30-day period that Cause does not exist. The final determination for the Company of whether a termination of the Employee was with or without Cause shall rest with the Board of Directors of Premiere, which shall act by a majority of the directors, with the Employee abstaining from the consideration of and vote on the matter if he is a director. From the date of notice through the date of decision, the Company may place the Employee on administrative leave with pay, and in such event restrict the authority and activities of the Employee in any manner the Company deems appropriate.

     SECTION 4.3. TERMINATION BY THE EMPLOYEE. The Employee may terminate his employment under this Agreement by giving the Company at least thirty (30) days prior written notice. If the Employee terminates his employment under this Agreement, then he will be entitled to pro rata portions of his base salary and bonus compensation with respect to the fiscal year in which the termination occurs (based on the number of days the Employee is employed by the Company during such fiscal year); provided, however, that the Employee will not be entitled to any bonus compensation if he terminates his employment without "Adequate Justification," which shall consist of a material breach by the Company of this Agreement, including the failure by the Company to make any payments due to the Employee hereunder, and such breach is not cured by the Company within thirty (30) days following receipt of written notice from the Employee, which notice specifies in reasonable detail the events which the Employee believes constitute Adequate Justification. The final determination for the Company of whether the Employee terminated his employment with or without Adequate Justification shall rest with the Board of Directors of Premiere, which shall act by a majority of the directors, with the Employee abstaining from the consideration of and vote on the matter if he is a director.

                                      -5-

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SECTION 5.  RESTRICTIVE COVENANTS.

     SECTION 5.1. PROHIBITED ACTIVITIES. The Company and Premiere currently engage in the interactive voice messaging business, telecommunications business, and the computer telephony business, including Internet related services, throughout the world (collectively the "Premiere Business"). Except as necessary to perform his duties hereunder, during the term of his employment under this Agreement and for a period of one (1) year thereafter, the Employee will not, as a shareholder, owner, operator, employee, partner, independent contractor, consultant, lender, financier, officer, director or by any other means whatsoever participate in any of the following activities:

          (i) engage in or be associated with any business that competes directly or indirectly with the Premiere Business or any part thereof;

          (ii) induce any person who is an employee, officer, agent, affiliate, supplier, client or customer of the Company to terminate such relationship or refuse to do business with the Company; or

          (iii) solicit, direct, take away, interfere with, or endeavor to entice away from the Company any person, company, firm, institution, or other entity that has purchased products or services from the Company.

The foregoing notwithstanding, nothing herein shall prohibit the Employee from owning a passive investment of not more than one percent (1%) of the outstanding capital stock of any publicly traded company engaged in the Premiere Business or any part thereof.

     SECTION 5.2.  TRADE SECRETS.

          (i) The Employee agrees to maintain in strict confidence, and not use or disclose except pursuant to written instructions from the Company, any Trade Secret (as hereinafter defined) of the Company, for so long as the pertinent data or information remains a Trade Secret, provided that the obligation to protect the confidentiality of any such information or data shall not be excused if such information or data ceases to qualify as a Trade Secret as a result of the acts or omissions of the Employee.

          (ii) The Employee agrees to maintain in strict confidence and, except as necessary to perform his duties hereunder, not to use or disclose any Confidential Business Information (as hereinafter defined) during his employment hereunder and for a period of one (1) year thereafter.

          (iii) Upon termination of his employment, the Employee shall leave with the Company all business records, contracts, calendars, telephone lists, rolodexes, and other materials or business records relating to the Company, its business or customers, including all physical and electronic copies thereof, whether or not the Employee prepared such materials or


                                      -6-

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     records himself; provided that the Employee shall have the right to retain any personal property (including personal records) maintained at the Company's offices or otherwise.

          (iv) The Employee may disclose Trade Secrets or Confidential Business Information pursuant to any order or legal process requiring him (in his legal counsel's reasonable opinion) to do so, provided that the Employee shall first have notified the Company in writing of the request or order to so disclose the Trade Secrets or Confidential Business Information in sufficient time to allow the Company to seek an appropriate protective order.

          (v) "Trade Secret" shall mean any information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a plan, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Confidential Business Information" shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Employee, directly or indirectly, in connection with the Employee's employment (including his employment with the Company and Voice-Tel Network Limited Partnership prior to the date of this Agreement, including (without limitation) oral and written information concerning the Company's financial positions and results of operations (revenues, margins, assets, net income, etc.)), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information.


     SECTION 5.3. REMEDIES. In the event the Employee violates or threatens to violate the provisions of this Section 5, damages at law will be an insufficient remedy and the Company will be entitled to equitable relief in addition to any other remedies or rights available to the Company and no bond or security will be required in connection with such equitable relief.

     SECTION 5.4. COUNTERCLAIMS. The existence of any claim or cause of action the Employee may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 5.

     SECTION 5.5. COMPANY. For purposes of this Section 5, "Company" shall include Premiere and all of its subsidiaries.

     SECTION 5.6. MODIFICATION. The Employee and the Company agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of this Section 5, including the definition of the terms "Premiere Business," "Trade Secrets" and "Confidential Business Information," to reflect changes in the Company's business and affairs so that the scope of the limitations placed on the Employee's activities by this Section 5 accomplish the


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parties' intent in relation to the then current facts and circumstances.  Any such amendment shall be effective only when embodied in a written document signed by the Employee and the Company.

SECTION 6. COMPLIANCE WITH OTHER AGREEMENTS. The Employee represents and warrants to the Company that he is free to enter this Agreement and that the execution of this Agreement and the performance of his obligations under this Agreement will not, as of the date of this Agreement or with the passage of time, conflict with, cause a breach of or constitute a default under any agreement to which the Employee is a party or may be bound.

SECTION 7. SEVERABILITY. Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Agreement will not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy.

SECTION 8. WAIVER. A waiver by a party to this Agreement of any breach of this Agreement by the other party will not operate or be construed as a waiver of any other breach or a waiver of the same breach on a future occasion. No delay or omission by either party to enforce any rights it may have under this Agreement will operate or be construed as a waiver.

SECTION 9. MODIFICATION. This Agreement may not be modified or amended except by a writing signed by both parties.

SECTION 10. HEADINGS. The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

SECTION 11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

SECTION 12. NUMBER AND PRONOUNS. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender will include the masculine, feminine and neuter genders.

SECTION 13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties to this Agreement will survive the execution of this Agreement and continue without limitation.

SECTION 14. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right or interest hereunder shall be assignable by either the Employee or the Company


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without the other party's prior written consent; provided, however, that nothing in this Section 14 shall preclude (i) the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto. Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, administrators, executors, successors and assigns.

SECTION 15. WAIVER OF JURY. With respect to any dispute which may arise in connection with this Agreement each party to this Agreement hereby irrevocably waives all rights to demand a jury trial.

SECTION 16. ENTIRE AGREEMENT. With respect to its subject matter, this Agreement constitutes the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them, whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto.

SECTION 17. GOVERNING LAW; VENUE. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Georgia without reference to conflicts of law. Venue for the purposes of any litigation in connection with this Agreement will lie solely in the state court in and for Fulton County, Georgia or the United States District Court in and for the Northern District of Georgia.

SECTION 18. NOTICES. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, two (2) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by facsimile to the recipient at the following address or facsimile number, or to such other address or facsimile number as to which the other party subsequently shall have been notified in writing by such recipient:

     If to the Company:

          Voice-Tel Enterprises, Inc.
          Four Commerce Park Square, No. 800
          23200 Chagrin Boulevard
          Cleveland, Ohio  44122
          Attn:  President
          Facsimile: (216) 360-4410


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     With a copy to:

          Premiere Technologies, Inc.
          3399 Peachtree Road
          The Lenox Building
          Suite 400
          Atlanta, GA  30326
          Attn:  Patrick G. Jones
                 Senior Vice President
          Facsimile:  (404) 262-8540

     If to the Employee:

          William E. Welsh
          922 Mayfair Road
          Akron, Ohio  44303
          Facsimile:  (330) 864-9177



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the 30th day of April, 1997.


                              VOICE-TEL ENTERPRISES, INC.


                              By: /s/ Boland T. Jones
                                  ----------------------
                                  Boland T. Jones
                                  Chief Executive Officer




                              EMPLOYEE


                              /s/ William E. Welsh
                              --------------------
                              William E. Welsh

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